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                              ####

FOR IMMEDIATE RELEASE

Media Contacts:                         Investor Contact:
Pam Levetzow                       David Myers
816 / 556-2926                     816 / 556-2312
Phyllis Desbien
816 / 556-2903      Joele Frank/Dan Katcher
                    Abernathy MacGregor Group
                    212 / 371-5999


                 KCPL SENDS LETTER TO JOHN HAYES

KANSAS CITY, MISSOURI (July 31, 1996) --  Kansas City Power &
Light Company's (NYSE:KLT) Chairman of the Board, President and
Chief Executive Officer, Drue Jennings, today sent a letter to John Hayes, Chairman and CEO of Western Resources.

Here is the text of Mr. Jennings' letter to Mr. Hayes:

                                   July 31, 1996


Mr. John E. Hayes, Jr.
Chairman of the Board and
  Chief Executive Officer
Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas 66612

Dear John:

     I have read your July 30 letter, and can only conclude that it was written at the insistence of your advisors in an eleventh hour effort to posture for further litigation following the vote of KCPL shareholders on August 7.

     This has been a long and arduous battle between our two companies, and from the tone of your letter it is evident that it has taken its toll on you. But it is very important, especially in these final days before the shareholders' meeting, that the issues be addressed in a forthright and candid manner.

     You obviously would have preferred KCPL shareholders to accept all of Western's assertions and projections without question or challenge. Our Board of Directors has an important responsibility to our shareholders, and it is our obligation to ensure they have all information necessary to make informed decisions.

     Western has repeatedly passed up the opportunity to respond to the issues on the merits, and instead has persisted in its efforts at corporate intimidation. I told you back in June that these efforts would not succeed, and I can tell you today that they haven't. KCPL's Board will continue to raise all legitimate issues concerning Western's hostile offer, and we will continue to protect the interests of our shareholders.

     With regard to the issues raised in your July 30 letter, let me advise you as follows:

     1. Western's recently announced proposed rate reduction settlement is not good news for KCPL shareholders. Our shareholders will not be fooled by Western's assertion that losing more than $300 million in revenue over the next five years "confirms the viability of our offer." Similarly, they will not be deluded by Western's simplistic efforts to equate accelerated depreciation (a non-cash item) with the out-of-pocket loss of real dollars.

     2. Your assertion that this loss of more than $300 million of revenue will not impact Western's ability to pay dividends at its promised rate is not credible to us -- as Western would be required to use in 1998 more than 90% of its earnings on a going forward basis to cover dividend payments.

     3. We have carefully reviewed the terms of Western's proposed rate reduction settlement, and the fact of the matter is that it will impact Western's future earnings -- and we have so informed our shareholders.

     4. After all these months, Western still has not provided KCPL shareholders with an effective response to our very real concerns about its overstated merger-related savings assumptions. Your response to this in your July 30 letter seems to be nothing more than a plea to our shareholders to trust you.

     5. The "total return" comparisons between KCPL and Western speak for themselves. The 8-year period was used to coincide with my tenure as KCPL's Chief Executive Officer. Our financial analysis is correct; you just didn't like the results.

     6. You and your advisors have waged an increasingly nasty and personal campaign against KCPL's Board and management, and especially me. You know very well that in your April 14 letter you offered me the same compensation from Western that I would become entitled to following a KCPL/UtiliCorp merger. No amount of "spin" can change that fact. We can only conclude that Western's constant reference to compensation and termination payments is a last ditch attempt to get shareholders to turn their attention away from considering their own best interests in deciding how to vote. As I have repeatedly said -- and will say again -- I plan to lead Maxim Energies as Chairman for many years to come and help build even more value for the shareholders.

     Finally, I must comment on your paid advertisement which you ran in the national press today. Western asserts in blaring headlines that our employees have withdrawn their support for the UtiliCorp merger. This is not true; you know it is not true; and your Board of Directors knows it is not true. Our employees overwhelmingly support the UtiliCorp merger, as you undoubtedly will hear in the coming days. One business manager at one local union chapter who previously endorsed the UtiliCorp merger, recently decided to take a neutral position for his own personal reasons. He does not speak for the local; he does not speak for the union; and he does not speak for KCPL employees as a group. Why would Western trumpet this one man's neutral position as a withdrawal of employee support?

     Is there anything Western won't say in its effort to get votes?

                                   Sincerely,

                                   /s/ Drue Jennings


Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.


                              # # #

[KCPL logo]


                                July 31, 1996


To all KCPL employees:

In the closing days of our solicitation of shareholders for support of our strategic merger with UtiliCorp, you should prepare yourselves for the last-ditch tactics of Western
Resources. You have already seen the beginning of such campaign tactics in the form of misleading statements about compensation and executives' motivations in pursuing the UtiliCorp merger.

These tactics reached a new low this morning in a full-page newspaper ad stating an outrageous fabrication that KCPL employees "withdraw support for UtiliCorp merger."

That statement is simply not true.  I know it.  You know it.
And, believe me, Western knows it.

It's what I see as a desperate attempt to derail our merger of equals with UtiliCorp. Western has seized on the statements of one individual who, for whatever reasons of his own, apparently declared himself to the media to be a spokesman for all of KCPL's IBEW-represented employees. I recognize that this action creates enormous discomfort for members of our bargaining units, many of whom have reaffirmed their support for the UtiliCorp merger to me personally over the last few days. In fact, the vast majority of our employees continue to be extremely supportive. I cannot tell you enough how much I appreciate it.

Since our merger efforts began, I have received overwhelming support from our employees. You know that, together, we're building a company that will not only serve as a model of honest, innovative leadership in a competitive deregulated energy industry, but will also serve all who have a stake in KCPL's success: our customers, our shareholders and you, our employees.

From now until our shareholder vote on August 7, you may see and hear many more misleading assertions and allegations from Western about our management, board and even yourselves.
These are tactics designed to demoralize and fracture support.

I will be glad when this distasteful struggle is behind us. I look forward to working with you to build the best future possible for Maxim Energies, while Western Resources is left to explain its costly misadventures to its own stakeholders.

Thank you once again for your continuing support.


                              Sincerely,

                              /s/Drue Jennings

                              Drue Jennings

[Excerpt from script for KCPL employee information hotline bulletin]


     A special thanks to those of you who participated in the video conferences yesterday. The two conferences gave employees the opportunity to ask questions about the merger and get their answers directly from Mr. Jennings.

     Since the process began earlier in the year, employees have expressed their support for the proposed merger with UtiliCorp in different ways. Many of you showed your support by signing endorsements. In addition, several locations rounded up their employees for a photograph showing their support of the UCU merger.

     We appreciate your support of the merger with UtiliCorp.
Keep your eyes open in the near future for publicity featuring employee support of the merger between KCPL and UtiliCorp.

                            --------

[Advertisements appearing in newspapers commencing August 1, 1996]


ATTENTION [KCPL logo] SHAREHOLDERS:


     Q:   WHEN WAS THE LAST TIME SOMEONE TOLD YOU LOSING MORE
          THAN $300 MILLION IN REVENUE WAS GOOD NEWS?

     A:   LAST FRIDAY.

On July 26, the Kansas Corporation commission announced that its staff had reached a proposed settlement with Western Resources on rate reductions which would cut Western's revenues by more that $300 million over the next five years.

Astonishingly, Western is attempting to portray this as a positive development, announcing that this "confirms the viability of our offer" for KCPL.*

IS THERE ANYTHING WESTERN WON'T SAY TO GET YOUR VOTE?

_____________________________________________________________________

The Special Meeting of Shareholders Will Be Held On August 7, 1996.

         VOTE "FOR" THE KCPL/UTILICORP MERGER TODAY
                  ON THE WHITE PROXY CARD.
_____________________________________________________________________


If you have any questions and need assistance in voting your KCPL Shares, call KCPL INVESTOR RELATIONS at 1-800-245-5275 or D.F. KING & CO., INC., toll free, at 1-800-714-3312.


*Western Resources Press Release, July 26, 1996.


August 1, 1996                          KANSAS CITY POWER & LIGHT COMPANY

ATTENTION [KCPL logo] SHAREHOLDERS:


TAKE THE FAST TRACK TO VALUE

     VOTE THE WHITE PROXY CARD

               FOR [X]

A FAILURE to approve the KCPL/Utilicorp merger would DEPRIVE you of its potential for growth in revenue, income and share value--along with an 18% dividend increase.

There is NO ASSURANCE that Western's hostile exchange offer--which has been unanimously rejected by your Board--will EVER BE COMPLETED.

_____________________________________________________________________

The Special Meeting of Shareholders Will Be Held on August 7, 1996.

VOTE "FOR" THE KCPL/UTILICORP MERGER TODAY ON THE WHITE PROXY CARD.
_____________________________________________________________________

If you have any questions or need assistance in voting your KCPL Shares, call KCPL INVESTOR RELATIONS at 1-800-245-5275 or D.F. KING & CO., INC., toll free at 1-800-714-3312.



August 1, 1996                          KANSAS CITY POWER & LIGHT COMPANY